Exhibit 99.1

Arno Therapeutics Announces Appointment of Roger G. Berlin, MD, as Chief Executive Officer and Director

Fairfield, N.J., September 3, 2008/PRNewswire-FirstCall/ Arno Therapeutics, Inc. (OTC Bulletin Board: ARNI.OB), a clinical-stage biopharmaceutical company focused on oncology therapeutics, today announced that Dr. Roger G. Berlin has been named Chief Executive Officer. Dr. Berlin has also been appointed to the Company’s Board of Directors.

“The Board of Directors is pleased to welcome Dr. Berlin as Chief Executive Officer of Arno,” stated Arie S. Belldegrun, MD, Chairman of Arno. “We believe Dr. Berlin’s extensive pharmaceutical experience, impressive leadership skills and business development accomplishments make him an ideal candidate for the position, and will maximize Arno’s potential in this large, increasingly important market,” continued Dr. Belldegrun.

Dr. Berlin commented, “This is a very exciting time for Arno and an ideal opportunity for me. I believe the Company has made great progress in developing its portfolio of drug candidates; I look forward to ensuring we fully optimize Arno’s technology. I believe Arno holds an exceptional amount of growth potential and is well positioned to make important contributions to the needs of oncology patients.”

Dr. Berlin has more than 20 years’ experience in the pharmaceutical industry. From 1992 to 2008, Dr. Berlin served in various positions of increasing responsibility at Wyeth Consumer Healthcare, a division of Wyeth, including serving as its President of Global Research and Development from 1998 to 2008. While at Wyeth, Dr. Berlin was responsible for the development and successful clinical testing and registration of five New Drug Application products. In addition, for a period during his tenure, Dr. Berlin was responsible for new business development. Prior to Wyeth, Dr. Berlin served as Executive Director of Clinical Research at Merck Research Laboratories, a division of Merck & Co. During his tenure at Merck, Dr. Berlin was responsible for worldwide clinical research and medical evaluation of new products and claims for currently marketed products in the gastroenterology and other therapeutic areas.

Prior to Merck, Dr. Berlin was a physician in private practice in the area of gastroenterology. Dr. Berlin earned his bachelor’s degree from Queens College of the City of New York and his medical degree from Cornell University Medical College. Dr. Berlin also completed the Advanced Management Program at the Harvard Business School.

About Arno Therapeutics

Arno Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops and commercializes innovative products for the treatment of cancer patients. Arno's lead compound is AR-67, a novel third-generation camptothecin analogue in Phase I studies in patients with advanced solid tumors that has demonstrated high potency and significantly improved pharmacokinetic properties when compared with marketed second-generation products in its class. Arno is also developing two pre-clinical compounds. AR-12 is a potential first-in-class, orally available PDK1 inhibitor that blocks the PI3K/Akt pathway undergoing IND-enabling studies. AR-42 is an orally available, targeted inhibitor of the Pan-DAC and Akt pathways also undergoing IND-enabling studies. Arno is actively pursuing additional compounds to expand its portfolio. For more information on Arno please visit www.arnothera.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, outlook, milestones, the success of Arno’s product development, future financial position, future financial results, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Arno cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that we make are described in greater detail in the reports we file with Securities and Exchange Commission, including those described under the caption "Risk Factors" in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2008. Arno is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

Contact:
Brian Lenz, CPA
Chief Financial Officer
Arno Therapeutics, Inc.
862-703-7175
bl@arnothera.com